July 20, 2001




CBRE Holding, Inc.
c/o RCBA Strategic Partners, L.P.
909 Montgomery Street
San Francisco, CA  94133

Attention:  Mr. Claus Moller

                  Re:      Management Rights


Dear Mr. Moller:

     DLJ Investment Partners II, L.P. (the "Fund") (i) owns Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of CBRE Holding, Inc., a Delaware corporation (the "Company"), subject to the terms and conditions of the Securityholders' Agreement dated as of July 20, 2001 (the "Securityholders' Agreement") by and among the Company and the other parties listed therein, and
(ii) is one of the holders of the 16% Senior Notes Due 2011 (the "Notes") of the Company.

     In addition to the warranties and covenants contained in the Securityholders' Agreement, the Fund and the Company confirm that the Fund has the following contractual management rights with respect to the Company.

     1. Upon reasonable prior request of the Fund, a representative of the Fund is entitled to meet and consult with the senior executive management team of the Company ("Senior Management") on a quarterly basis to discuss and render advice concerning the Company's quarterly and annual business plans and to review the Company's progress in achieving its plans. In addition, the members of Senior Management will make themselves available to meet with a representative of the Fund on an interim basis, as the Fund may reasonably request from time to time.

     2. Subject to the confidentiality provisions herein or set forth in the Securityholders' Agreement, upon reasonable request by the Fund, a representative of the Fund is entitled


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to inspect the books and records of the Company and the facilities of the
Company, and to request and receive management accounts of the Company, including a balance sheet and profit and loss account, and other reasonable information regarding the Company's financial condition and operations.

     3. All rights conferred on the Fund pursuant to this letter may be transferred or assigned as a whole to any affiliate of the Fund so long as affiliates of the Fund beneficially own at least either (i) 1% of the Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company, taken together, or (ii) a majority in aggregate principal amount of the Notes; provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of such transferee or assignee and, provided, further, that such transferee or assignee assumes the obligations of the Fund under the Securityholders' Agreement and this letter and agrees to be bound thereby and hereby.

     Notwithstanding the foregoing, the Company has the right to deny the Fund and its representative access to any material or portion thereof as reasonably necessary to protect any critical attorney-client privilege of the Company or to preserve the confidentiality of the Company's trade secrets and other confidential information. The Fund agrees that it will hold in confidence any confidential information obtained by the Fund pursuant to the rights granted under this letter and will require that its representatives agree to do the same.

     The contractual rights confirmed by this letter other than with respect to confidentiality will terminate and be of no further force or effect as of the date that (a) the Fund and its affiliates cease to beneficially own at least either (i) 1.0% of the Class A Common Stock and Class B Common Stock, taken together, or (ii) a majority in aggregate principal amount of the Notes or (b) an Initial Public Offering (as defined in the Securityholders' Agreement) is completed.

     This letter shall be construed and enforced in accordance with the laws of the State of New York.



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     On behalf of the Company, please indicate your agreement to the terms set forth in this letter by executing and returning the duplicate copy of the letter.



                                   Sincerely,



                                   DLJ INVESTMENT PARTNERS II, L.P.
                                   By:  DLJ Investment Partners II, Inc.,
                                         as managing general partner


                                        -------------------------------------
                                   Name:
                                   Title:

Accepted and Agreed this 20th day of July, 2001

CBRE HOLDING, INC.

By: __________________________
      Name:
      Title: